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                                                                     EXHIBIT 8.1

                             FORM OF LEGAL OPINION
                                                                       DRAFT
                  [SONNENSCHEIN NATH & ROSENTHAL LETTERHEAD]           -----

                              September   , 1997


Imperial Credit Commercial Mortgage Investment Corp.
c/o Imperial Credit Industries, Inc.
23550 Hawthorne Boulevard
Building One
Suite 110
Torrance, CA 90505

     Re: Form S-11 Registration No. 333-32683

Gentlemen:

     We have acted as counsel for Imperial Credit Commercial Mortgage Investment Corp. (the "Issuer") with respect to the proposed issuance of shares of its Common Stock and its election to be taxed as a real estate investment trust under the provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     As counsel, we have reviewed copies of the Issuer's Registration Statement on Form S-11, File No. 333-32683, initially filed with the Securities and Exchange Commission on August 1, 1997, as amended, pursuant to the Securities Act of 1933 (the "Registration Statement"), including the Prospectus filed as a part thereof, and such other documents as we deem necessary for purposes of rendering these opinions. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Prospectus.

     Based on the foregoing, and assuming that the elections and other procedural steps described in the discussion of "Federal Income Tax Considerations" in the Prospectus are completed by the Issuer in a timely fashion, and subject to such assumptions and representations referred to in such discussion, and such representations contained in an Officer's Certificate dated on the date hereof and executed by a duly authorized officer of the Issuer, commencing with the Issuer's taxable year ending December 31, 1997, we are of the opinion that:

     1. The Issuer will qualify to be taxed as a real estate investment trust pursuant to sections 856 through 860 of the Code.

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Imperial Credit Commercial Mortgage Investment Corp.
August 28, 1997
Page 2


     2. The Issuer's organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code.

    3. The interest, original issue discount, and market discount income that the Issuer derives from its investments in MBS Interests, IOs, and Inverse IOs generally will be qualifying interest income for purposes of both the 75% and the 95% gross income tests, except to the extent that less than 95% of the assets of a REMIC in which the Issuer holds an interest consists of real estate assets (determined as if the Issuer held such assets), and the Issuer's proportionate share of the income of the REMIC includes income that is not qualifying income for purposes of the 75% and 95% gross income tests.

    We have also reviewed the discussion of "Federal Income Tax
Considerations" contained in the Registration Statement. It is our opinion that such discussion is an accurate description of the material federal income tax aspects of an investment in the Common Stock of the Issuer.

   The Issuer's qualification and taxation as a real estate investment trust depend upon the Issuer's ability to meet on a continuing basis, through actual annual operating results, asset ownership, distribution levels, and stock ownership, the various qualification tests imposed under the Code. We will not review the Issuer's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Issuer's operations for any particular taxable year will satisfy such requirements.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Federal Income Tax Considerations" in the Registration Statement.


                                  Yours very truly,